SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                ----------------



             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                YOUBET.COM, Inc.
                                (NAME OF ISSUER)

                          Common Stock, $0.01 par value
                         (TITLE OF CLASS OF SECURITIES)

                                    987413101
                                 (CUSIP NUMBER)

                                  June 2, 2005
             (Date of Event which requires Filing of this Statement)

                          Check the appropriate box to
                         designate the rule pursuant to
                          which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [x] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)






                              (Page 1 of 17 Pages)
------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 987413101             13G                        PAGE 2 of 17 PAGES

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Fund II, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY
-----------------------------------------------------------------------------
    (4)   CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    710,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    710,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          710,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.12%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 987413101             13G                        PAGE 3 of 17 PAGES

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners Institutional Fund, L.P.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              Delaware
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------
BENEFICIALLY   (6)  SHARED VOTING POWER
                    350,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    350,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          350,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          1.04%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 987413101             13G                        PAGE 4 of 17 PAGES

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Offshore Fund Ltd.
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              British Virgin Islands
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    995,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    995,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          995,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          2.97
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               CO
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 987413101             13G                        PAGE 5 of 17 PAGES

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Advisory Partners
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,100,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,100,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          2,100,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
              PN; IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 987413101             13G                        PAGE 6 of 17 PAGES

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Ardsley Partners I
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              New York
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    1,060,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                   1,060,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          1,060,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          3.17%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               PN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 987413101             13G                        PAGE 7 of 17 PAGES

-----------------------------------------------------------------------------
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
          Philip J. Hempleman
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [x]
                                                                    (b)  [ ]
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
              United States
-----------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    2,100,000
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    2,100,000
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                  2,100,000
-----------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES **                          [ ]
-----------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          6.29%
-----------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON **
               IN
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 987413101             13G                       PAGE 8 of 17 PAGES


ITEM 1(a).  NAME OF ISSUER:

                  The name of the issuer is YOUBET.COM, Inc. (the "Company").

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  5901 De Soto Avenue Woodland Hills, California 91367

ITEM 2(a).  NAME OF PERSON FILING:

         This statement is filed by:

         (i) Ardsley Partners Fund II, L.P., a Delaware limited partnership ("AP II"), with respect to the shares of Common Stock (defined in Item 2(d) below) directly owned by it;
         (ii) Ardsley Partners Institutional Fund, L.P., a Delaware limited partnership ("Ardsley Institutional"), with respect to the shares of Common Stock directly owned by it;
         (iii) Ardsley Offshore Fund Ltd., a British Virgin Islands Corporation ("Ardsley Offshore"), with respect to the shares of Common Stock directly owned by it;
         (iv) Ardsley Advisory Partners, a New York general partnership ("Ardsley") which serves as Investment Manager of Ardsley Offshore, and as Investment Adviser of AP II, Ardsley Institutional and certain managed accounts, with respect to the shares of Common Stock directly owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts;
         (v) Ardsley Partners I, a New York general partnership ("Ardsley Partners") which serves as General Partner of Ardsley, AP II and Ardsley Institutional; and
         (vi) Philip J. Hempleman ("Mr. Hempleman"), the managing partner of Ardsley and of Ardsley Partners and may, by virtue of his position as managing partner, be deemed to have power to direct the voting and disposition of the Common Stock held or controlled by Ardsley, Ardsley Partners, AP II, Ardsley Institutional, Ardsley Offshore and the managed accounts. Mr. Hempleman disclaims beneficial ownership of the Common Stock reported herein, other than the portion of such shares which relates to his individual economic interest in AP II.

                  The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons". Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

ITEM 2(b).  ADDRESS OF PRINCIPAL OFFICE OR, IF NONE, RESIDENCE:

         The address of the business office of each of the Reporting Persons, with the exception of Ardsley Offshore, is 262 Harbor Drive, Stamford, Connecticut 06902.

         The address of the registered office of Ardsley Offshore is Romasco Place, Wickhams Cay 1, Roadtown Tortola, British Virgin Islands.

ITEM 2(c).  CITIZENSHIP:

         AP II and Ardsley Institutional are Delaware limited partnerships. Ardsley Offshore is a British Virgin Islands Corporation. Ardsley and Ardsley Partners are New York general partnerships. Mr. Hempleman is a United States Citizen.

CUSIP No. 987413101             13G                       PAGE 9 of 17 PAGES

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.01 par value ("Common Stock")

ITEM 2(e).  CUSIP NUMBER:  987413101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ] Bank as defined in Section 3(a)(6) of the Act


          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d- 1(b)(1)(ii)(F)

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see item 7

          (h) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

If this statement is filed pursuant to Rule 13d-1(c), check the box. [X]

CUSIP No. 987413101            13G                       PAGE 10 of 17 PAGES

ITEM 4.   OWNERSHIP.

         A.   Ardsley Partners Fund II, L.P.
                (a) Amount beneficially owned: 710,000
                (b) Percent of class: 2.12%. The percentages used herein and in the rest of Item 4 are calculated based upon the 34,380,000 shares of Common Stock issued and outstanding at August 24, 2005 as reflected on Bloomberg.
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 710,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        710,000

         B.   Ardsley Partners Institutional Fund, L.P.
                (a) Amount beneficially owned: 350,000
                (b) Percent of class: 1.11%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 350,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        350,000

         C.   Ardsley Offshore Fund Ltd.
                (a) Amount beneficially owned: 995,000
                (b) Percent of class: 2.97%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 995,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        995,000

         D.   Ardsley Advisory Partners
                (a) Amount beneficially owned: 2,100,000
                (b) Percent of class: 6.29%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 2,100,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        2,100,000

         E.   Ardsley Partners I
                (a) Amount beneficially owned: 1,060,000
                (b) Percent of class: 3.17%
                (c) (i) Sole Power to vote or direct the vote: -0-
                   (ii) Shared power to vote or direct the vote: 1,060,000
                  (iii) Sole power to dispose or direct the disposition: -0-
                   (iv) Shared power to dispose or direct the disposition:
                        1,060,000

         F.   Philip J. Hempleman
                (a) Amount beneficially owned: 2,100,000
                (b) Percent of class: 6.29%
                (c) (i) Sole Power to vote or direct the vote: 0
                   (ii) Shared power to vote or direct the vote: 2,100,000
                  (iii) Sole power to dispose or direct the disposition: 0
                   (iv) Shared power to dispose or direct the disposition:
                        2,100,000

CUSIP No. 987413101             13G                       PAGE 11 of 17 PAGES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Ardsley, the Investment Manager of Ardsley Offshore and the Investment Adviser of certain managed accounts, has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by Ardsley Offshore and the managed accounts, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley, the Investment Adviser of AP II and Ardsley Institutional shares the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock owned by AP II and Ardsley Institutional, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Ardsley Partners, the General Partner of AP II and Ardsley Institutional shares the power to vote and direct the disposition of the shares of Common Stock owned by AP II and Ardsley Institutional, and accordingly may be deemed the direct "beneficial owner" of such shares of Common Stock.

         Mr. Hempleman is the Managing Partner of Ardsley and Ardsley Partners and in that capacity directs their operations and therefore may be deemed to be the indirect "beneficial owner" of the shares of Common Stock owned by Ardsley Offshore, AP II, Ardsley Institutional and the managed accounts. Mr. Hempleman also has the power to vote and direct the disposition of the proceeds from the sale of the shares of Common Stock that he owns individually.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

CUSIP No. 987413101            13G                       PAGE 12 of 17 PAGES

ITEM 10.  CERTIFICATION.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No. 987413101             13G                       PAGE 13 of 17 PAGES


                                   SIGNATURES

          After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED: as of February 14, 2006


                               ARDSLEY PARTNERS FUND II, L.P.
                               BY:  ARDSLEY PARTNERS I,
                                    GENERAL PARTNER


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner


                               ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                               BY:  ARDSLEY PARTNERS I,
                                    GENERAL PARTNER


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner


                               ARDSLEY OFFSHORE FUND LTD.


                               BY: /s/ Neil Glass
                                   -----------------------------
                                   Neil Glass
                                   Vice-President and Administrative Manager


                               ARDSLEY ADVISORY PARTNERS


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner

CUSIP No. 987413101          13G                       PAGE 14 of 17 PAGES


                               ARDSLEY PARTNERS I


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner


                               PHILIP J. HEMPLEMAN, Individually


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli

CUSIP No. 987413101          13G                       PAGE 15 of 17 PAGES


               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

                  The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: as of February 14, 2006


                               ARDSLEY PARTNERS FUND II, L.P.
                               BY:  ARDSLEY PARTNERS I,
                                    GENERAL PARTNER


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner


                               ARDSLEY PARTNERS INSTITUTIONAL FUND, L.P.
                               BY:  ARDSLEY PARTNERS I,
                                    GENERAL PARTNER


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner


                               ARDSLEY OFFSHORE FUND LTD.


                               BY: /s/ Neil Glass
                                   -----------------------------
                                   Neil Glass
                                   Vice-President and Administrative Manager


                               ARDSLEY ADVISORY PARTNERS


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner

CUSIP No. 987413101           13G                       PAGE 16 of 17 PAGES


                               ARDSLEY PARTNERS I


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli
                                   General Partner


                               PHILIP J. HEMPLEMAN, Individually


                               BY: /s/ Steve Napoli
                                   ------------------------------
                                   Steve Napoli

CUSIP No. 987413101           13G                       PAGE 17 of 17 PAGES


                                   EXHIBIT 2
                          Evidence of Power Of Attorney

                  KNOW ALL PERSONS BY THESE PRESENTS, that Philip J. Hempleman, an individual residing at 2 Dublin Hill Drive, Greenwich, CT 06831, does hereby nominate, constitute and appoint Steven N. Napoli, his true and lawful attorney-in-fact, for him, in his name, place and stead, in the sole discretion of any such attorney-in-fact, to prepare, or cause the preparation by other appropriate persons of, and to execute and deliver on behalf of him, in connection with any securities of any entity, any filing of any form under the Securities Exchange Act of 1934, as amended, and to file the same, with all other documents in connection therewith, in each case, with the Securities and Exchange Commission, and generally do all such things in his name and on his behalf in connection therewith consistent with the provisions of the Securities Exchange Act of 1934, as amended, and all requirements of the Securities and Exchange Commission, and to take any and all other action, as any such attorney-in-fact may deem necessary or desirable in connection therewith.

                  Philip J. Hempleman hereby ratifies and confirms the execution, delivery and performance (whether before or after the date hereof) of the above-mentioned instruments or other documents by the attorney-in-fact and all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

                  Philip J. Hempleman hereby agrees that no person or other entity dealing with the attorney-in-fact shall be bound to inquire into such attorney-in-fact's power and authority hereunder and any such person or entity shall be fully protected in relying on such power of authority.

                  This Power of Attorney Shall be governed and construed in accordance with the laws of the State of Connecticut without reference to principles of conflicts of law.

                  Executed as of this 4th day of February, 2004



                                            PHILIP J. HEMPLEMAN, Individually


                                            BY:/s/ Philip J. Hempleman
                                                 Philip J. Hempleman